Exhibit 99.1

FOR IMMEDIATE RELEASE

September 2, 2021

Life Storage, Inc. Announces Executive Leadership Transition

Edward Killeen to retire as Chief Operating Officer, to be succeeded by David Dodman, Senior Vice President, Strategic Planning and Investor Relations

Buffalo, NY, September 2, 2021 – Life Storage, Inc. (NYSE: LSI), a leading national owner and operator of self-storage properties, announced today that effective December 31, 2021, Edward Killeen, the Company’s Chief Operating Officer, will retire from Life Storage. Mr. Killeen has been with Life Storage for 24 years and held various roles with the Company. He is a well-respected member of the Company’s executive team.

David Dodman, the Company’s current Senior Vice President of Strategic Planning and Investor Relations, has been selected to succeed Mr. Killeen as Chief Operating Officer. Mr. Dodman has been a member of the Company’s senior leadership team since joining Life Storage in 2018. In addition to leading the Company’s investor relations efforts, Mr. Dodman has been responsible for the Company’s revenue management strategy and team, launched an enterprise program management function to identfiy, prioritize and lead execution of key operational and strategic projects to support the Company’s continued growth and evolution, and has led the Company’s Environmental, Social and Governance (ESG) strategy and initiatives. Prior to joining Life Storage, Mr. Dodman held various corporate strategy, mergers and acquisitions and operational roles at KeyCorp, First Niagara Financial Group, Inc. and Lockheed Martin Corporation. He also worked in the Corporate Finance / Investment Banking departments of Legg Mason, Inc. and Stifel Financial Corp. after earning an MBA from the University of Maryland and BA from Loyola University Maryland.

“We thank Ed for his contribution to Life Storage’s success over the last two decades, particularly as we’ve grown to more than 1,000 owned and managed stores nationwide,” commented Joe Saffire, Chief Executive Officer. “As a key member of our executive team, Ed played a significant part of our Company’s growth and innovation. I am pleased to have Dave Dodman assume the role of Chief Operating Officer. Dave’s strategy and corporate development experience coupled with his knowledge and understanding of the self-storage industry will further enhance our capabilities to deliver top notch, innovative self-storage solutions to our customers.”

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 1,000 storage facilities in 34 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to more than 575,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.